Filed Pursuant to Rule 424(b)(2) Registration No. 333-272447
Pricing Supplement dated March 6, 2026 (To Equity Index Underlying Supplement dated September 5, 2023, Prospectus Supplement dated September 5, 2023, and Prospectus dated September 5, 2023)

Canadian Imperial Bank of Commerce Trigger Autocallable Contingent Yield Notes

$10,857,300 Notes Linked to the Least Performing of the S&P 500® Index and the EURO STOXX 50® Index due on March 11, 2031

Investment Description

These Trigger Autocallable Contingent Yield Notes (the “Notes”) are senior unsecured debt securities issued by Canadian Imperial Bank of Commerce (“CIBC”) with returns linked to the Least Performing of the S&P 500® Index and the EURO STOXX 50® Index (each, an “Underlying” and together, the “Underlyings”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. CIBC will pay a quarterly Contingent Coupon if the Closing Level of each Underlying on the applicable Coupon Determination Date (including the Final Valuation Date) is equal to or greater than its Coupon Barrier. Otherwise, no coupon will be paid for the quarter. CIBC will automatically call the Notes if the Closing Level of each Underlying on any quarterly Call Observation Date, commencing on September 8, 2026, is equal to or greater than its Initial Level. If the Notes are called, CIBC will pay you the principal amount of your Notes plus the Contingent Coupon for the applicable quarter, and no further amounts will be owed to you under the Notes. The Underlying with the lowest Underlying Return is the “Least Performing Underlying.” If the Notes are not called prior to maturity and the Final Level of the Least Performing Underlying is equal to or greater than its Coupon Barrier, CIBC will pay you a cash payment at maturity equal to the principal amount of your Notes plus the final Contingent Coupon. If the Final Level of the Least Performing Underlying is less than its Coupon Barrier but equal to or greater than its Downside Threshold, CIBC will pay you a cash payment at maturity equal to the principal amount of your Notes (a zero return). If the Final Level of the Least Performing Underlying is less than its Downside Threshold, CIBC will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Least Performing Underlying over the term of the Notes, and you may lose up to 100% of your principal amount.

Investing in the Notes involves significant risks. CIBC may not pay any Contingent Coupons on the Notes. You may lose some or all of your principal amount. You will be exposed to the market risk of each Underlying on each Coupon Determination Date and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any increase in the level of any other Underlying. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity or automatic call. Any payments on the Notes, including any repayment of principal, are subject to the creditworthiness of CIBC. If CIBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates

❑Contingent Coupon: CIBC will pay a quarterly Contingent Coupon payment if the Closing Level of each Underlying on the applicable Coupon Determination Date is equal to or greater than its Coupon Barrier. Otherwise, no coupon will be paid for the quarter.

❑Automatically Callable: CIBC will automatically call the Notes and pay you the principal amount of your Notes plus the Contingent Coupon otherwise due for that applicable quarter if the Closing Level of each Underlying on any quarterly Call Observation Date, commencing on September 8, 2026 is equal to or greater than its Initial Level. If the Notes are not called, investors will potentially lose a portion of their principal amount at maturity.

❑Contingent Repayment of Principal Amount at Maturity: If the Notes have not been previously called and the Final Level of the Least Performing Underlying is not less than its Coupon Barrier, CIBC will pay you the principal amount per Note at maturity plus the final Contingent Coupon. If the Final Level of the Least Performing Underlying is less than its Coupon Barrier but equal to or greater than its Downside Threshold, CIBC will pay you a cash payment at maturity equal to the principal amount of your Notes (a zero return). If the Final Level of the Least Performing Underlying is less than its Downside Threshold, CIBC will pay a cash amount that is less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Closing Level of the Least Performing Underlying from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity or automatic call. Any payments on the Notes, including any repayment of principal, are subject to the creditworthiness of CIBC.

Trade Date

March 6, 2026

Settlement Date

March 11, 2026

Coupon Determination Dates[1]

Quarterly, commencing on June 8, 2026

Call Observation Dates[1]

Quarterly, commencing on September 8, 2026

Final Valuation Date[1]

March 6, 2031

Maturity Date[1]

March 11, 2031

[1] See page PS-4 for additional details.

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE TERMS OF THE NOTES MAY NOT OBLIGATE CIBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CIBC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-7 AND THE MORE DETAILED “RISK FACTORS” BEGINNING ON PAGE S-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT, BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 1 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering
The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples of $10 in excess thereof.
Underlyings (Least Performing of)	Contingent Coupon Rate	Initial Levels	Downside Thresholds	Coupon Barriers	CUSIP	ISIN
The S&P 500® Index (“SPX”)	10.15% per annum	6,740.02	4,044.01, which is 60.00% of its Initial Level*	4,718.01, which is 70.00% of its Initial Level*	13609H878	US13609H8786
The EURO STOXX 50® Index (“SX5E”)		5,719.90	3,431.94, which is 60.00% of its Initial Level	4,003.93, which is 70.00% of its Initial Level

* Rounded to two decimal places.

See “Additional Information About the Notes” on page PS-2. The Notes offered will have the terms specified in the accompanying prospectus, prospectus supplement and underlying supplement and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of the Notes or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The Notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The Notes will not be listed on any securities exchange.

The initial estimated value of the Notes on the Trade Date as determined by CIBC is $9.85 per $10.00 principal amount of the Notes, which is less than the price to public. See “Key Risks—General Risks” beginning on page PS-9 of this pricing supplement and “The Bank’s Estimated Value of the Notes” on page PS-19 of this pricing supplement for additional information.

	Price to Public		Underwriting Discount(1)		Proceeds to Us
Notes Linked to:	Total	Per Note	Total	Per Note	Total	Per Note
The Least Performing of the S&P 500® Index and the EURO STOXX 50® Index	$10,857,300.00	$10.00	$0.00	$0.00	$10,857,300.00	$10.00

(1) CIBC World Markets Corp. (“CIBCWM”), our affiliate, will purchase the Notes and, as part of the distribution of the Notes, will sell all of the Notes to UBS Financial Services Inc. (“UBS”) at no discount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-19 of this pricing supplement for additional information.

UBS Financial Services Inc.	CIBC Capital Markets

Additional Information About the Notes

You should read this pricing supplement together with the prospectus dated September 5, 2023 (the “prospectus”), the prospectus supplement dated September 5, 2023 (the “prospectus supplement”) and the Equity Index Underlying Supplement dated September 5, 2023 (the “underlying supplement”). Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus, and in the documents referred to in those documents and which are made available to the public. We, UBS and our respective affiliates have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We, CIBCWM and UBS are not making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement or the accompanying underlying supplement, the prospectus supplement or the prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement nor the accompanying underlying supplement, the prospectus supplement or the prospectus constitutes an offer, or an invitation on behalf of us, CIBCWM or UBS, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires. References to “Index” in the underlying supplement will be references to “Underlying.”

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦Underlying supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098170/tm2322483d89_424b5.htm

♦Prospectus supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098166/tm2322483d94_424b5.htm

♦Prospectus dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098163/tm2325339d10_424b3.htm

Investor Suitability

The Notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦You believe the Closing Level of each Underlying will be equal to or greater than its Coupon Barrier on most or all of the Coupon Determination Dates and equal to or greater than its Downside Threshold on the Final Valuation Date.

♦You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the same downside market risk as the Least Performing Underlying.

♦You are willing to accept the individual market risk of each Underlying and understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any increase in the level of any other Underlying.

♦You understand and accept that you will not participate in any appreciation in the level of any Underlying, and your potential return is limited to the Contingent Coupon payments.

♦You are willing to invest in the Notes based on the Coupon Barriers, the Downside Thresholds and the Contingent Coupon Rate indicated on the cover hereof.

♦You are willing to hold the Notes that may be automatically called on any Call Observation Date, commencing on September 8, 2026, on which the Closing Level of each Underlying is equal to or greater than its Initial Level, or you are otherwise willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦You understand and accept the risks associated with each Underlying.

♦You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by CIBC or another issuer with a similar credit rating.

♦You are willing to forgo dividends paid on the stocks included in an Underlying and do not seek guaranteed current income from your investment.

♦You are willing to assume the credit risk associated with CIBC, as Issuer of the Notes, and understand that if CIBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦You believe that the level of at least one Underlying will decline during the term of the Notes and is likely to close below its Coupon Barrier on most or all of the Coupon Determination Dates and below its Downside Threshold on the Final Valuation Date.

♦You are not willing to make an investment in which you could lose some or all of your initial investment and you are not willing to make an investment that may have the same downside market risk as the Least Performing Underlying.

♦You are not willing to accept the individual market risk of each Underlying or are not willing to accept the risk that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any increase in the level of any other Underlying.

♦You seek an investment that participates in the appreciation in the level of any Underlying or that has unlimited return potential.

♦You are unwilling to invest in the Notes based on the Coupon Barriers, the Downside Thresholds or the Contingent Coupon Rate indicated on the cover hereof.

♦You are unable or unwilling to hold the Notes that will be automatically called on any Call Observation Date, commencing on September 8, 2026, on which the Closing Level of each Underlying is equal to or greater than its Initial Level, or you are otherwise unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦You do not understand or accept the risks associated with any Underlying.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by CIBC or another issuer with a similar credit rating.

♦You prefer to receive the dividends paid on the stocks included in an Underlying and seek guaranteed current income from your investment.

♦You are not willing or are unable to assume the credit risk associated with CIBC, as Issuer of the Notes, for any payments on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlyings, see “Information About the Underlyings” in this pricing supplement, and “Index Descriptions—The S&P U.S. Indices” beginning on page S-43 and “—The EURO STOXX 50® Index” beginning on page S-12 of the accompanying underlying supplement. You should also review carefully the “Key Risks” herein and the more detailed “Risk Factors” beginning on page S-1 of the underlying supplement and beginning on page S-1 of the accompanying prospectus supplement.

Final Terms
Issuer:	Canadian Imperial Bank of Commerce
Principal Amount:	$10.00 per Note (subject to a minimum investment of $1,000).
Term:	5 years, unless earlier called.
Trade Date:	March 6, 2026
Settlement Date:	March 11, 2026
Final Valuation Date[1]:	March 6, 2031
Maturity Date:	March 11, 2031
Reference Asset:	The least performing of the S&P 500® Index (Ticker: “SPX”) and the EURO STOXX 50® Index (Ticker: “SX5E”) (each, an “Underlying” and together, the “Underlyings”)
Automatic Call Feature / Call Observation Dates / Call Payment Date:

The Notes will be automatically called if the Closing Level of each Underlying on any quarterly Call Observation Date, commencing on September 8, 2026, is equal to or greater than its Initial Level. Each Coupon Determination Date on and after September 8, 2026 will also be a Call Observation Date. You will not receive any notice from us if the Notes are automatically called.

If the Notes are called, CIBC will pay you on the applicable Coupon Payment Date (which will also be the “Call Payment Date”) a cash payment per Note equal to your principal amount plus the Contingent Coupon otherwise due on that date. No further amounts will be owed to you under the Notes.

Coupon Payment Dates:

Two business days following the applicable Coupon Determination Date, except that as to the final Coupon Determination Date, the Coupon Payment Date will be the Maturity Date. The Coupon Determination Dates and the Coupon Payment Dates are set forth in the table below.

Contingent Coupon Rate:	10.15% per annum (or 2.5375% per quarter)
Contingent Coupon:

If the Closing Level of each Underlying is equal to or greater than its Coupon Barrier on any Coupon Determination Date, CIBC will pay you the Contingent Coupon applicable to that Coupon Determination Date.

If the Closing Level of any Underlying is less than its Coupon Barrier on any Coupon Determination Date, the Contingent Coupon applicable to that Coupon Determination Date will not be payable and CIBC will not make any payment to you on the relevant Coupon Payment Date.

The Contingent Coupon is $0.25375 per quarter per Note. The following table sets forth the Coupon Determination Dates and the Coupon Payment Dates.

Coupon Determination Dates[1]

Coupon Payment Dates[1]

June 8, 2026

June 10, 2026

September 8, 2026

September 10, 2026

December 7, 2026

December 9, 2026

March 8, 2027

March 10, 2027

June 7, 2027

June 9, 2027

September 7, 2027

September 9, 2027

December 6, 2027

December 8, 2027

March 6, 2028

March 8, 2028

June 6, 2028

June 8, 2028

September 6, 2028

September 8, 2028

December 6, 2028

December 8, 2028

March 6, 2029

March 8, 2029

June 6, 2029

June 8, 2029

September 6, 2029

September 10, 2029

December 6, 2029

December 10, 2029

March 6, 2030

March 8, 2030

June 6, 2030

June 10, 2030

September 6, 2030

September 10, 2030

1. Each Coupon Determination Date, Call Observation Date and Coupon Payment Date, including the Final Valuation Date and the Maturity Date, is subject to postponement in the event of a Market Disruption Event or non-Trading Day, as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Indices” and “—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying underlying supplement.

December 6, 2030

December 10, 2030

March 6, 2031

March 11, 2031

Contingent Coupon payments on the Notes are not guaranteed. CIBC will not pay you the Contingent Coupon for any Coupon Determination Date on which the Closing Level of any Underlying is less than its Coupon Barrier.

Payment at Maturity (per $10 Note):

If the Notes are not called, for each $10 principal amount of the Notes, you will receive a cash payment on the Maturity Date calculated as follows:

If the Final Level of the Least Performing Underlying is equal to or greater than its Coupon Barrier:

$10 + final Contingent Coupon.

If the Final Level of the Least Performing Underlying is less than its Coupon Barrier but equal to or greater than its Downside Threshold:

$10

If the Final Level of the Least Performing Underlying is less than its Downside Threshold:

$10 × (1 + Underlying Return of the Least Performing Underlying).

In this case, you will have a loss of principal that is proportionate to the decline in the Final Level of the Least Performing Underlying as compared to its Initial Level, and you will lose some or all of your principal amount. Even with any Contingent Coupons, the return on the Notes may be negative.

Least Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, calculated as follows:
Coupon Barrier:	For each Underlying, 70.00% of its Initial Level, as indicated on the cover hereof.
Downside Threshold:	For each Underlying, 60.00% of its Initial Level, as indicated on the cover hereof.
Initial Level:	For each Underlying, its Closing Level on the Trade Date, as indicated on the cover hereof.
Final Level:	For each Underlying, its Closing Level on the Final Valuation Date.
Calculation Agent:	Canadian Imperial Bank of Commerce

Investment Timeline

Trade Date	The Initial Level of each Underlying was observed and the terms of the Notes were determined.
↓
Quarterly Contingent Coupon. The Notes are Callable on any quarterly Call Observation Date Beginning on September 8, 2026

If the Closing Level of each Underlying is equal to or greater than its Coupon Barrier on any Coupon Determination Date, CIBC will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Notes will automatically be called if the Closing Level of each Underlying on any Call Observation Date, commencing on September 8, 2026, is equal to or greater than its Initial Level.

If the Notes are called, CIBC will pay you a cash payment per Note equal to $10.00 plus the Contingent Coupon otherwise due on that date.

↓
Maturity Date

The Final Level and the Underlying Return of each Underlying are determined on the Final Valuation Date.

If the Notes have not been called and the Final Level of the Least Performing Underlying is equal to or greater than its Coupon Barrier, CIBC will repay the principal amount equal to $10.00 per Note plus the final Contingent Coupon.

If the Notes have not been called and the Final Level of the Least Performing Underlying is less than its Coupon Barrier but equal to or greater than its Downside Threshold, CIBC will pay you a cash payment at maturity equal to the principal amount of your Notes (a zero return).

If the Notes have not been called and the Final Level of the Least Performing Underlying is below its Downside Threshold, CIBC will pay you a cash payment at maturity that will be less than the principal amount, if anything, resulting in a loss of principal proportionate to the decline of the Least Performing Underlying, equal to an amount of:

$10 × (1 + Underlying Return of the Least Performing Underlying) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT AT MATURITY. ANY PAYMENTS ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, ARE SUBJECT TO THE CREDITWORTHINESS OF CIBC. IF CIBC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

You will be exposed to the market risk of each Underlying on each Coupon Determination Date and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any increase in the level of any other Underlying. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, CIBC urges you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying underlying supplement and the accompanying prospectus supplement. CIBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Structure Risks

♦Risk of Loss at Maturity — The Notes differ from ordinary debt securities in that CIBC will not necessarily pay the full principal amount of the Notes. If the Notes are not called, CIBC will only pay you the principal amount of your Notes in cash at maturity if the Final Level of the Least Performing Underlying is greater than or equal to its Downside Threshold. If the Notes are not called and the Final Level of the Least Performing Underlying is less than its Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Level of the Least Performing Underlying from its Initial Level. You may lose some or all of your principal amount at maturity.

♦The Contingent Repayment of Principal Applies Only Upon an Automatic Call or at Maturity — You should be willing to hold your Notes to an automatic call or maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your investment even if the level of each Underlying at that time is above its Downside Threshold.

♦You May Not Receive any Contingent Coupons — CIBC will not necessarily make periodic coupon payments on the Notes. If the Closing Level of any Underlying on a Coupon Determination Date is less than its Coupon Barrier, CIBC will not pay you the Contingent Coupon applicable to that Coupon Determination Date. If the Closing Level of any Underlying is less than its Coupon Barrier on each of the Coupon Determination Dates, CIBC will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦There Can Be No Assurance that the Investment View Implicit in the Notes Will Be Successful — It is impossible to predict whether and the extent to which the level of any Underlying will rise or fall. There can be no assurance that the Closing Level of any Underlying will be equal to or greater than its Coupon Barrier on any Coupon Determination Date or, if the Notes have not been called, that the Final Level of the Least Performing Underlying will be equal to or greater than its Downside Threshold. The level of an Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect issuers of the securities included in that Underlying. You should be willing to accept the risk of not receiving any Contingent Coupons and losing a significant portion or all of your initial investment.

♦Your Potential Return on the Notes Is Limited to Any Contingent Coupons and You Will Not Participate in Any Appreciation of Any Underlying Or Underlying Constituents — The return potential of the Notes is limited to the Contingent Coupon Rate regardless of any appreciation of any Underlying. In addition, your total return on the Notes will vary based on the number of Coupon Determination Dates for which the Contingent Coupons are payable and may be less than the Contingent Coupon Rate, or even zero. Further, the return potential of the Notes is limited by the automatic call feature in that you will not receive any further payments after the Notes are called. Your Notes could be called as early as September 8, 2026, and your return could be minimal. If the Notes are not called, you may be exposed to the decline in the level of the Least Performing Underlying even though you cannot participate in any potential appreciation in the level of any Underlying. In addition, if the Notes have not been previously called and if the level of the Least Performing Underlying is less than its Initial Level, as the Maturity Date approaches and the remaining number of Coupon Determination Dates decreases, the Notes are less likely to be automatically called, as there will be a shorter period of time remaining for the level of the Least Performing Underlying to increase to its Initial Level. As a result, the return on an investment in the Notes could be less than the return on a direct investment in securities represented by any Underlying.

♦Reinvestment Risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as approximately 6 months after issuance.

♦Because the Notes Are Linked to the Performance of More Than One Underlying, There Is a Greater Risk of Contingent Coupons Not Being Paid and of You Sustaining a Significant Loss on Your Investment — The risk that you will not receive any Contingent Coupons and lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar notes that are linked to the performance of only one Underlying. With multiple Underlyings, it is more likely that the Closing Level of at least one Underlying will be less than its Coupon Barrier on a Coupon Determination Date or less than its Downside Threshold on the Final Valuation Date. Therefore, it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss on your investment at maturity.

In addition, movements in the levels of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the ratios of the returns of those Underlyings were similar to each other over a given period of time. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the levels of two Underlyings are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of

Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the level of one Underlying increases, the level of the other Underlying decreases and the ratio of their daily returns has been constant).

The lower (or more negative) the correlation among the Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on a Coupon Determination Date or the Final Valuation Date, respectively. This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a Contingent Coupon not to be paid during the term of the Notes and for a loss of principal at maturity. However, even if the Underlyings have a higher positive correlation, one or more of those Underlyings might close below its Coupon Barrier or Downside Threshold on a Coupon Determination Date or the Final Valuation Date, as the Underlyings may decrease in value together.

CIBC determined the Contingent Coupon Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes were set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Contingent Coupon Rate than would be payable on notes that have a higher degree of correlation.

♦Your Return Will Be Based on the Individual Return of Each Underlying — Unlike notes linked to a basket of underlyings, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. The amount payable on the Notes, if any, depends on the performance of the Least Performing Underlying regardless of the performance of any other Underlying. You will bear the risk that any of the Underlyings will perform poorly.

♦Higher Contingent Coupons or Lower Downside Thresholds Are Generally Associated with the Underlying with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss — ”Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Underlying could close below its Coupon Barrier on a Coupon Determination Date, resulting in no Contingent Coupons payable on the Notes, or below its Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. This greater expected risk will generally be reflected in a higher Contingent Coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold or a higher Contingent Coupon) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The level of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal, and the non-payment of one or more Contingent Coupons. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity.

♦The Notes Are Riskier Than Notes With a Shorter Term — The Notes are relatively long-dated. Therefore, many of the risks of the Notes are heightened as compared to notes with a shorter term, as you will be subject to those risks for a longer period of time. In addition, the value of a longer-dated note is typically less than the value of an otherwise comparable note with a shorter term.

Underlying Risks

♦An Investment in the Notes Is Subject to Risks Associated with Foreign Securities Markets — The SX5E includes the stocks of foreign companies, and investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency. In addition, the United Kingdom ceased to be a member of the European Union on January 31, 2020 (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has contributed and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular.

The stocks included in the SX5E are listed on foreign stock exchanges. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the Closing Level of the SX5E which could, in turn, adversely affect the return on the Notes.

♦The Notes Will Not Be Adjusted for Changes in Exchange Rates — Although the equity securities that are included in the SX5E are traded in the euro, and your Notes are denominated in U.S. dollars, the level of the SX5E and the amount payable on the Notes will not be adjusted for changes in the exchange rates between the U.S. dollar and the euro. Changes in the exchange rates, however, may also reflect changes in the foreign economies that in turn may adversely affect the level of the SX5E, and therefore the return on your Notes. The amount we will pay in respect of your Notes will be determined solely in accordance with the procedures described in this pricing supplement.

♦Owning the Notes Is Not the Same as Owning the Stocks Included in an Underlying — The return on your Notes may not reflect the return you would realize if you actually owned the stocks included in an Underlying. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in any Underlying would have. Furthermore, an Underlying and the stocks included in an Underlying may appreciate substantially during the term of your Notes, and you will not participate in such appreciation.

♦Changes Affecting an Underlying May Adversely Affect the Level of that Underlying — The policies of an Underlying’s sponsor concerning additions, deletions and substitutions of the stocks included in that Underlying and the manner in which the Underlying’s sponsor takes account of certain changes affecting those stocks included in that Underlying may adversely affect the level of that Underlying. The policies of an Underlying’s sponsor with respect to the calculation of that Underlying could also adversely affect the level of that Underlying. An Underlying’s sponsor may discontinue or suspend calculation or dissemination of that Underlying. Any such actions could have an adverse effect on the level of an Underlying and consequently, the value of the Notes.

Conflicts of Interest

♦Certain Business, Trading and Hedging Activities of Us, UBS, and Our Respective Affiliates May Create Conflicts With Your Interests and Could Potentially Adversely Affect the Value of the Notes — We, UBS, and our respective affiliates may engage in trading and other business activities related to an Underlying or any securities included in an Underlying that are not for your account or on your behalf. We, UBS, and our respective affiliates also may issue or underwrite other financial instruments with returns based upon an Underlying. These activities may present a conflict of interest between your interest in the Notes and the interests that we, UBS, and our respective affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. In addition, we, UBS, and our respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could adversely affect the level of an Underlying, and therefore, the market value of the Notes. These trading and other business activities, if they affect the level of an Underlying or secondary trading in your Notes, could be adverse to your interests as a beneficial owner of the Notes.

Moreover, we, UBS, and our respective affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes and making the assumptions and inputs used to determine the pricing of the Notes and the initial estimated value of the Notes when the terms of the Notes were set. We expect to hedge our obligations under the Notes through CIBCWM, UBS, one of our or its affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the Notes. Any of these hedging activities may adversely affect the level of an Underlying and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In connection with such activities, the economic interests of us, UBS, and our respective affiliates may be adverse to your interests as an investor in the Notes. Any of these activities may adversely affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, UBS, one or more of our respective affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, UBS, our respective affiliates or any unaffiliated counterparty receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. We, UBS, our respective affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes.

♦There Are Potential Conflicts of Interest Between You and the Calculation Agent — The calculation agent will determine, among other things, the amount of payments on the Notes. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event affecting an Underlying has occurred, and determine the Closing Level of that Underlying if a scheduled Call Observation Date or the Final Valuation Date is postponed to the last possible day with respect to an Underlying. See “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Indices” in the underlying supplement. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Tax Risks

♦The Tax Treatment of the Notes Is Uncertain — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

General Risks

♦Payments on the Notes Are Subject to Our Credit Risk, and Actual or Perceived Changes in Our Creditworthiness Are Expected to Affect the Value of the Notes — The Notes are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the Notes will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. All payments to be made on the Notes depend on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the Notes. If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

♦The Notes Will Be Subject to Risks Under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the CDIC may, in circumstances where the Bank has ceased, or is about to cease, to be viable, assume temporary control or ownership of the Bank and may be granted broad powers by one or more orders of the Governor in Council (Canada), each of which we refer to as an “Order,” including the power to sell or dispose of all or a part of the assets of the Bank, and the power to carry out or cause the Bank to carry out a transaction or a series of transactions the purpose of which is to restructure the business of the Bank. If the CDIC were to take action under the Canadian bank resolution powers with respect to the Bank, this could result in holders or beneficial owners of the Notes being exposed to losses.

♦The Bank’s Initial Estimated Value of the Notes Is Lower Than the Initial Issue Price (Price to Public) of the Notes — The initial issue price of the Notes exceeds the Bank’s initial estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the initial issue price of the Notes. See “The Bank’s Estimated Value of the Notes” on page PS-19 of this pricing supplement.

♦The Bank’s Initial Estimated Value Does Not Represent Future Values of the Notes and May Differ From Others’ Estimates — The Bank’s initial estimated value of the Notes is only an estimate, which was determined by reference to the Bank’s internal pricing models when the terms of the Notes were set. This estimated value was based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the Notes could change significantly based on, among other things, changes in market conditions, including the levels of the Underlyings, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which CIBCWM or any other party would be willing to buy the Notes from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other party would be willing to buy the Notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” on page PS-19 of this pricing supplement.

♦The Bank’s Initial Estimated Value of the Notes Was Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of the Bank’s initial estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked Notes had an adverse effect on the economic terms of the Notes and the initial estimated value of the Notes on the Trade Date, and could have an adverse effect on any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” on page PS-19 of this pricing supplement.

♦If CIBCWM Were to Repurchase Your Notes After the Settlement Date, the Price May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Settlement Date at which it would be willing to repurchase the Notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately 3 months after the Trade Date, the price at which CIBCWM may repurchase the Notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the Notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the Notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the Notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the Notes at that time, and could be lower than CIBCWM’s price.

♦Economic and Market Factors May Adversely Affect the Terms and Market Price of the Notes Prior to Maturity or Call — Because structured notes, including the Notes, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or call. These factors include the levels of the Underlyings; the volatility of the Underlyings; the dividend rate paid on stocks included in an Underlying; the time remaining to the maturity or call of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of CIBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦The Notes Will Not Be Listed on Any Securities Exchange and We Do Not Expect a Trading Market for the Notes to Develop — The Notes will not be listed on any securities exchange. Although CIBCWM and/or its affiliates intend to purchase the Notes from holders, they are not obligated to do so and are not required to make a market for the Notes. There can be no assurance that a secondary market will develop for the Notes. Because we do not expect that any market makers will participate in a secondary market for the Notes, the price at which you may be able to sell your Notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your Notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your Notes prior to maturity or automatic call. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the Notes to maturity or automatic call.

Hypothetical Scenario Analysis and Examples

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of any Underlying relative to its Initial Level. The hypothetical terms used below are not the actual terms. The actual terms are indicated on the cover of this pricing supplement. We cannot predict the Final Level or the Closing Level of any Underlying on any Coupon Determination Date or Call Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of any Underlying. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity or upon earlier automatic call per $10.00 Note on a hypothetical offering of the Notes, based on the following terms:

Investment Term:	5 years (unless earlier called)
Hypothetical Initial Levels:	1,000 for each Underlying
Contingent Coupon Rate:	10.15% per annum (or 2.5375% per quarter)
Contingent Coupon:	$0.25375 per quarter
Coupon Determination Dates:	Quarterly
Call Observation Dates:	Quarterly, commencing on September 8, 2026
Hypothetical Coupon Barriers:	700.00 for each Underlying (70.00% of its Initial Level)
Hypothetical Downside Thresholds:	600.00 for each Underlying (60.00% of its Initial Level)

Example 1 — Notes Are Called on the First Call Observation Date, Which Corresponds to the Second Coupon Determination Date

Date	Closing Level	Payment (per Note)
First Coupon Determination Date	SPX: 800 (at or above Coupon Barrier; below Initial Level) SX5E: 1,100 (at or above Coupon Barrier and Initial Level)	$0.25375 (Contingent Coupon)
Second Coupon Determination Date (and First Call Observation Date)	SPX: 1,300 (at or above Coupon Barrier and Initial Level) SX5E: 1,200 (at or above Coupon Barrier and Initial Level)	$10.25375 (Settlement Amount)
	Total Payment:	$10.5075 (5.075% return)

Since the Notes are called on the second Coupon Determination Date (which is the first Call Observation Date), CIBC will pay you on the Call Payment Date a total of $10.25375 per Note. When added to the Contingent Coupon payment of $0.25375 received in respect of the first Coupon Determination Date, CIBC will have paid you a total of $10.5075 per Note, for a 5.075% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes Are NOT Called and the Final Level of Each Underlying Is at or Above Its Coupon Barrier and Downside Threshold

Date	Closing Level	Payment (per Note)
First Coupon Determination Date	SPX: 900 (at or above Coupon Barrier; below Initial Level) SX5E: 950 (at or above Coupon Barrier; below Initial Level)	$0.25375 (Contingent Coupon)
Second through Nineteenth Coupon Determination Dates (and First through Eighteenth Call Observation Dates)	Various (Closing Level of at least one Underlying below Coupon Barrier; below Initial Level)	$0.00 (Notes are not automatically called)
Final Valuation Date	SPX: 850 (at or above Coupon Barrier and Downside Threshold; below Initial Level) SX5E: 1,100 (at or above Coupon Barrier, Downside Threshold and Initial Level)	$10.25375 (Payment at Maturity)
	Total Payment:	$10.5075 (5.075% return)

At maturity, CIBC will pay you a total of $10.25375 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.25375 received in respect of the first Coupon Determination Date, CIBC will have paid you a total of $10.5075 per Note, for a 5.075% total return on the Notes.

Example 3 — Notes Are NOT Called and the Final Level of the Least Performing Underlying Is Below Its Coupon Barrier but at or Above Its Downside Threshold

Date	Closing Level	Payment (per Note)
First Coupon Determination Date	SPX: 900 (at or above Coupon Barrier; below Initial Level) SX5E: 950 (at or above Coupon Barrier; below Initial Level)	$0.25375 (Contingent Coupon)
Second through Nineteenth Coupon Determination Dates (and First through Eighteenth Call Observation Dates)	Various (Closing Level of at least one Underlying below Coupon Barrier; below Initial Level)	$0.00 (Notes are not automatically called)
Final Valuation Date	SPX: 850 (at or above Coupon Barrier and Downside Threshold; below Initial Level) SX5E: 650 (below Coupon Barrier and Initial Level; at or above Downside Threshold)	$10.00 (Payment at Maturity)
	Total Payment:	$10.25375 (2.5375% return)

Since the Notes are not called and the Final Level of the Least Performing Underlying is at or above its Downside Threshold, CIBC will pay you at maturity $10.00 per Note. However, the final Contingent Coupon will not be payable because the Final Level of the Least Performing Underlying is below its Coupon Barrier. When added to the Contingent Coupon payment of $0.25375 received in respect of the first Coupon Determination Date, CIBC will have paid you $10.25375 per Note, for a 2.5375% total return on the Notes.

Example 4 — Notes Are NOT Called and the Final Level of the Least Performing Underlying Is Below Its Coupon Barrier and Downside Threshold

Date	Closing Level	Payment (per Note)
First Coupon Determination Date	SPX: 900 (at or above Coupon Barrier; below Initial Level) SX5E: 1,200 (at or above Coupon Barrier and Initial Level)	$0.25375 (Contingent Coupon)
Second through Nineteenth Coupon Determination Dates (and First through Eighteenth Call Observation Dates)	Various (Closing Level of at least one Underlying below Coupon Barrier; below Initial Level)	$0.00 (Notes are not automatically called)
Final Valuation Date	SPX: 400 (below Coupon Barrier, Downside Threshold and Initial Level) SX5E: 1,100 (at or above Coupon Barrier, Downside Threshold and Initial Level)	$10.00 × (1 + Underlying Return of the Least Performing Underlying) = $10.00 × (1 + -60%) = $10.00 - $6.00 = $4.00 (Payment at Maturity)
	Total Payment:	$4.25375 (-57.4625% return)

Since the Notes are not called and the Final Level of the Least Performing Underlying is below its Downside Threshold, CIBC will pay you at maturity $4.00 per Note. In addition, the final Contingent Coupon will not be payable because the Final Level of the Least Performing Underlying is also below its Coupon Barrier. When added to the Contingent Coupon payment of $0.25375 received in respect of the first Coupon Determination Date, CIBC will have paid you $4.25375 per Note, for a -57.4625% total return on the Notes.

Information About the Underlyings

The S&P 500® Index

The S&P 500® Index (Bloomberg ticker: “SPX <Index>”) is calculated, maintained and published by S&P Dow Jones Indices LLC. The SPX includes 500 leading companies and covers approximately 80% of market capitalization of the U.S. equity markets. See “Index Descriptions—The S&P U.S. Indices” beginning on page S-43 of the accompanying underlying supplement for additional information about the SPX.

In addition, information about the SPX may be obtained from other sources, including, but not limited to, the index sponsor’s website (including information regarding the SPX’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. None of us, UBS or any of our respective affiliates makes any representation that such publicly available information regarding the SPX is accurate or complete.

Historical Performance of the SPX

The graph below illustrates the performance of the SPX from January 1, 2021 to March 6, 2026, based on the daily Closing Levels as reported by Bloomberg L.P. (“Bloomberg”), without independent verification. We have not conducted any independent review or due diligence of the publicly available information from Bloomberg. On March 6, 2026, the Closing Level of the SPX was 6,740.02, which is its Initial Level. The green line indicates its Coupon Barrier of 4,718.01, which is equal to 70.00% of its  Initial Level and the blue line indicates its Downside Threshold of 4,044.01, which is equal to 60.00% of its  Initial Level. The historical performance of the SPX should not be taken as an indication of its future performance, and no assurances can be given as to the level of the SPX at any time during the term of the Notes, including the Coupon Determination Dates. We cannot give you assurance that the performance of the SPX will result in the return of any of your investment.

Historical Performance of the S&P 500® Index

Source: Bloomberg

The EURO STOXX 50® Index

The EURO STOXX 50® Index (Bloomberg ticker: “SX5E <Index>”) was created by STOXX Limited, which is currently owned by Deutsche Börse AG. The SX5E represents the performance of the 50 largest companies among the 20 supersectors in terms of free-float market cap in the Eurozone. See “Index Descriptions—The EURO STOXX 50® Index” beginning on page S-12 of the accompanying underlying supplement for additional information about the SX5E.

In addition, information about the SX5E may be obtained from other sources, including, but not limited to, the index sponsor’s website (including information regarding the SX5E’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. None of us, UBS or any of our respective affiliates makes any representation that such publicly available information regarding the SX5E is accurate or complete.

Historical Performance of the SX5E

The graph below illustrates the performance of the SX5E from January 1, 2021 to March 6, 2026, based on the daily Closing Levels as reported by Bloomberg, without independent verification. We have not conducted any independent review or due diligence of the publicly available information from Bloomberg. On March 6, 2026, the Closing Level of the SX5E was 5,719.90, which is its Initial Level. The green line indicates its Coupon Barrier of 4,003.93, which is equal to 70.00% of its  Initial Level and the blue line indicates its Downside Threshold of 3,431.94, which is equal to 60.00% of its  Initial Level. The historical performance of the SX5E should not be taken as an indication of its future performance, and no assurances can be given as to the level of the SX5E at any time during the term of the Notes, including the Coupon Determination Dates. We cannot give you assurance that the performance of the SX5E will result in the return of any of your investment.

Historical Performance of the EURO STOXX 50® Index

Source: Bloomberg

Correlation of the Underlyings

The graph below illustrates the daily performance of the Underlyings from January 1, 2021 through March 6, 2026. For comparison purposes, each Underlying has been normalized to have a Closing Level of 100.00 on January 1, 2021 by dividing the Closing Level of that Underlying on each Trading Day by the Closing Level of that Underlying on January 1, 2021 and multiplying by 100.00. We obtained the Closing Levels used to determine the normalized Closing Levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the Underlyings over a given period, the more positively correlated those Underlyings are. The lower (or more negative) the correlation of the Underlyings, the less likely it is that those Underlyings will move in the same direction and therefore, the greater the potential for the Closing Level or the Final Level of one of those Underlyings to be less than its Coupon Barrier or Downside Threshold on a Coupon Determination Date or the Final Valuation Date, respectively. This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. However, even if the Underlyings have a higher positive correlation, the Closing Level or the Final Level of one or more of the Underlyings might be less than its Coupon Barrier or Downside Threshold on a Coupon Determination Date or the Final Valuation Date, respectively, as the Underlyings may decrease in value together. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes were calculated using CIBC’ internal models at the time when the terms of the Notes were set and were not derived from the daily returns of the Underlyings over the period set forth below. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss on your investment at maturity. See “Key Risks — Structure Risks — Because the Notes Are Linked to the Performance of More Than One Underlying, There Is a Greater Risk of Contingent Coupons Not Being Paid and of You Sustaining a Significant Loss on Your Investment,” “ — Your Return Will Be Based on the Individual Return of Each Underlying,” and “— Higher Contingent Coupons or Lower Downside Thresholds Are Generally Associated with the Underlying with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss” herein.

Past performance of the Underlyings is not indicative of the future performance of the Underlyings.

Historical Performance of the S&P 500® Index and the EURO STOXX 50® Index

Source: Bloomberg

United States Federal Income Tax Considerations

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the Notes. Except with respect to the section below under “Non-U.S. Holders,” it applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus.

The U.S. federal income tax considerations of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the Notes as prepaid derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your Notes. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your Notes for more than one year. Although the tax treatment of the Contingent Coupon payments is unclear, we intend to treat any Contingent Coupon payments, including on the Maturity Date or upon an automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

The expected characterization of the Notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. It is possible that the IRS would seek to characterize the Notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. For a more detailed discussion of certain alternative characterizations with respect to the Notes and certain other considerations with respect to an investment in the Notes, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the Notes for U.S. federal income tax or other tax purposes.

Non U.S.-Holders. The U.S. federal income tax treatment of the Contingent Coupons is unclear. Except as provided below with respect to “dividend equivalents” and subject to the discussion in the prospectus regarding FATCA, we do not intend to treat amounts paid to a Non-U.S. Holder in respect of the notes as subject to U.S. federal income or withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. We expect that the delta of the Notes will not be one, and therefore, we expect that Non-U.S. Holder should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of any Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Please see the discussion under the section entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Notes. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the Notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Certain Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Note; (c) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the Note is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Rules, as defined below (a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of the rules in the Canadian Tax Act with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Rules”). On January 29, 2026, the Department of Finance (Canada) released for consultation proposed amendments to the Hybrid Mismatch Rules which, if enacted in the form proposed, would expand the categories of payments to which the Hybrid Mismatch Rules may apply. This summary further assumes that such proposals will not result in the application of the Hybrid Mismatch Rules to amounts payable to a holder in respect of the Notes, but there can be no assurances in this regard. Investors should note that the Hybrid Mismatch Rules, and the proposed amendments thereto, are highly complex and there remains significant uncertainty as to their interpretation and application.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Notes under “Material Income Tax Consequences — Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the Notes, interest payable on the Notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a Note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the Notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the Notes from CIBC for distribution to UBS (the “Agent”). CIBCWM has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Notes at the price to public set forth on the cover hereof.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We will deliver the Notes against payment therefor in New York, New York on a date that is more than one business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this pricing supplement in the initial sale of the Notes. In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Settlement Date.

The Bank’s Estimated Value of the Notes

The Bank’s initial estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Key Risks—The Bank’s Initial Estimated Value of the Notes Was Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the Notes was determined when the terms of the Notes were set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks—The Bank’s Initial Estimated Value Does Not Represent Future Values of the Notes and May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s initial estimated value of the Notes is lower than the initial issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the initial issue price of the Notes. These costs include the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks—The Bank’s Initial Estimated Value of the Notes Is Lower Than the Initial Issue Price (Price to Public) of the Notes” in this pricing supplement.

Validity of the Notes

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated June 6, 2023, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 6, 2023.

In the opinion of Mayer Brown LLP, when the Notes have been duly completed in accordance with the indenture and issued and sold as contemplated by this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus, the Notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated June 6, 2023, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 6, 2023.